As filed with the Securities and Exchange Commission on August 12, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIFFUSION PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0645032 (I.R.S. Employer Identification Number)

300 East Main Street, Suite 201
Charlottesville, VA 22902

(434) 220-0718

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

DIFFUSION PHARMACEUTICALS INC.

2015 EQUITY INCENTIVE PLAN, AS AMENDED

(Full Title of Plan)

Robert J. Cobuzzi, Jr.

President and Chief Executive Officer

300 East Main Street, Suite 201
Charlottesville, VA 22902

(434) 220-0718

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

With a Copy to: William Elder, Esq General Counsel and Corporate Secretary 300 East Main Street, Suite 201 Charlottesville, VA 22902 (434) 220-0718 and
David S. Rosenthal, Esq. Dechert LLP Three Bryant Park New York, New York 10036 (212) 698-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) to register 81,531 additional shares of common stock (the “Plan Shares”) to be offered under the Plan, all of which are related to an automatic increase in the number of shares reserved for issuance under the Plan on January 1, 2022 pursuant to Section 4.1(a) and certain other provisions thereof.

This Registration Statement relates to securities of the same class as those that were previously registered by the Registrant on the Registrant's registration statements on Form S-8 filed with the Commission on each of August 14, 2015 (Registration No. 333-206408), May 17, 2017 (Registration No. 333-218060), August 10, 2018 (Registration No. 333-226782), August 20, 2019 (Registration No. 333-233381), May 13, 2020 (Registration No. 333-233381), and August 12, 2021 (Registration No. 333-258760) (collectively, the “Previous Registration Statements”). Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the entire contents of the Previous Registration Statements are hereby incorporated herein by reference.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees, and consultants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference herein the following documents previously filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 18, 2022;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the Commission on May 12, 2022 and August 12, 2022, respectively;

(c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on each of March 18, 2022, April 8, 2022, April 12, 2022, April 18, 2022, May 4, 2022, May 24, 2022, June 28, 2022, July 22, 2022, and July 27, 2022 (except for, in each case, any portion of the respective filings furnished, rather than filed, under the applicable Commission rules); and

(d)

the description of the Registrant’s common stock included in the description of securities filed as Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 17, 2020, as such description has been amended, and any amendment or report the Registrant may file with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article V of the Registrant’s restated certificate of incorporation provides for indemnification of its directors and officers, and Article X of its amended and restated bylaws provides for indemnification of its directors, officers, employees and other agents, to the maximum extent permitted by the DGCL. The Registrant has entered into indemnification agreements with its officers and directors. In addition, the Registrant maintains a policy providing directors’ and officers’ liability insurance.

Section 102 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
●	for any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Exhibit Number	Document
4.1

Certificate of Incorporation of Diffusion Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2019, filed with the Commission on March 17, 2020).

4.2

Certificate of Amendment of the Certificate of Incorporation of Diffusion Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 18, 2022).

4.2

By-Laws of Diffusion Pharmaceuticals Inc., as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2019, filed with the Commission on March 18, 2022).

4.3	Amendment to By-Laws of Diffusion Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 18, 2022).
4.4

Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 10, 2016).

4.5

Amendment No. 1 to Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 10, 2016).

4.6

Form of Stock Option Award Agreement under the 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 18, 2022).

4.7

Form of Director RSU Award Agreement under the 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 18, 2022).

4.8

Form of Diffusion Pharmaceuticals LLC Stock Option Award Agreement (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 25, 2016).

4.9

Form of Inducement Option Award Agreement (incorporated by reference to Exhibit 4.8 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-258760), filed with the Commission on August 12, 2021)

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Dechert LLP (included in its Opinion filed as Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on signature page to this Registration Statement).
107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlottesville, Commonwealth of Virginia, on this 12th day of August, 2022.

Diffusion Pharmaceuticals Inc.

By:	/s/ Robert J. Cobuzzi, Jr.
Robert J. Cobuzzi, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Cobuzzi, Jr., President and Chief Executive Officer of the Company, William K. Hornung, Chief Financial Officer of the Company, and William Elder, General Counsel and Corporate Secretary of the Company, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his substitute or re-substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ Robert J. Cobuzzi, Jr.	President, Chief
Robert J. Cobuzzi, Jr.	Executive Officer and Director (Principal Executive Officer)	August 12, 2022

/s/ William K. Hornung	Chief Financial Officer	August 12, 2022
William K. Hornung	(Principal Financial and Accounting Officer)

/s/ Jane H. Hollingsworth	Chair of the Board of Directors	August 12, 2022
Jane H. Hollingsworth

/s/ Robert Adams	Director	August 12, 2022
Robert Adams

/s/ Eric Francois	Director	August 12, 2022
Eric Francois

/s/ Mark T. Giles	Director	August 12, 2022
Mark T. Giles

/s/ Diana Lanchoney	Director	August 12, 2022
Diana Lanchoney

/s/ Alan Levin	Director	August 12, 2022
Alan Levin